Exhibit 99.1

Biostage Announces Reverse Stock Split Effective December 22, 2017

– Required for financing agreement –

– Reverse split ratio of 1-for-20 –

Holliston, MA, December 22, 2017 – Biostage, Inc. (OTCQB: BSTG), ("Biostage" or the "Company"), a biotechnology company developing bioengineered organ implants to treat cancers and other life-threatening conditions of the esophagus, bronchus and trachea, today announced a reverse stock split of its shares of common stock at a ratio of 1-for-20. The Company's common stock will begin trading on a post-split basis on Friday, December 22, 2017. Upon the commencement of trading on December 22, 2017, the Company's symbol on the OTCQB marketplace will change to “BSTGD” for a period of 20 business days, after which the "D" will be removed from the Company's trading symbol, which will revert to the original symbol of "BSTG". In connection with the reverse stock split, the CUSIP number for the common stock has been changed to 09074M202.

The reverse stock split was implemented by the Company in order to satisfy a condition to closing pursuant to the binding Memorandum of Understanding (the “MOU”) entered into between the Company and a private investor on December 11, 2017 for the private placement of shares of the Company’s common stock, or a convertible preferred equivalent, and warrants to purchase shares of the Company’s common stock, or a convertible preferred equivalent, for gross proceeds of approximately $4.0 million.

Jim McGorry, CEO of Biostage stated, “The implementation of this reverse stock split is a significant step in moving Biostage closer towards funding and closing the private placement, which we expect will allow us to re-establish normal operations at a more efficient size and structure and fund the promise of our technology.”

The reverse stock split was previously authorized at the annual meeting of the Company’s stockholders on April 26, 2017, and the Company’s Board of Directors approved the ratio and timing of the reverse stock split on December 11, 2017. The reverse stock split became effective at 12:01 a.m. on December 22, 2017.

As a result of the reverse stock split, the total number of shares of common stock held by each stockholder will be converted automatically into the number of whole shares of common stock equal to (i) the number of shares of common stock held by the stockholder immediately prior to the reverse stock split, divided by (ii) 20. As a result of the reverse stock split, the Company’s issued and outstanding shares of common stock will decrease to approximately 2.0 million post-split shares (prior to effecting the rounding of fractional shares into whole shares as described below) from approximately 39.8 million pre-split shares.

No fractional shares will be issued. Instead, the Company will pay cash to any stockholder holding fractional shares as a result of the reverse stock split equal to such fraction multiplied by $1.32, which represents the closing price per share of $0.066 for the common stock on the OTCQB marketplace as of December 21, 2017, as adjusted to reflect the reverse stock split.

The par value and other terms of the common stock will not be affected by the reverse stock split. The authorized capital of the Company of 120,000,000 shares of common stock and 2,000,000 shares of preferred stock also will not be affected by the reverse stock split.

The Company has retained its transfer agent, Computershare, to act as exchange agent for the reverse stock split. Computershare will manage the exchange of pre-split shares for post-split shares. Stockholders of record will receive a letter of transmittal providing instructions for the exchange of their shares. Stockholders who hold their shares in street name will be contacted by their banks or brokers with any instructions. For further information, stockholders and securities brokers should contact Computershare at (800) 522-6645.

All options and warrants of the Company outstanding immediately prior to the reverse stock split will be appropriately adjusted. In general, the reverse stock split will effect a reduction in the number of shares of common stock subject to such outstanding stock options and warrants proportional to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding options and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor may there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Biostage

Biostage is a biotechnology company developing bioengineered organ implants based on the Company's Cellframe™ technology which combines a proprietary biocompatible scaffold with a patient's own stem cells to create Cellspan organ implants. Cellspan implants are being developed to treat life-threatening conditions of the esophagus, bronchus or trachea with the hope of dramatically improving the treatment paradigm for patients. Based on its preclinical data, Biostage has selected life-threatening conditions of the esophagus as the initial clinical application of its technology.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements:

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to the reverse stock split, the private placement, including the closing and funding thereof, development expectations and regulatory approval of any of the Company’s products, including those utilizing its Cellframe technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which closings, expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of the Company’s products, including those utilizing its Cellframe technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, whether the reverse stock split will be beneficial to the Company and its stockholders, the Company’s ability to obtain the funding necessary for ongoing operations, the Company’s ability to obtain and maintain regulatory approval for its products and the Company’s ability to complete the private placement on a timely basis or at all; plus other factors described under the heading "Item 1A. Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contacts:

Tom McNaughton

Chief Financial Officer

774-233-7321

tmcnaughton@biostage.com